EXHIBIT 99.1

SigmaTron International, Inc. Reports Financial Results For the Second Quarter of Fiscal 2025

ELK GROVE VILLAGE, Ill., Dec. 20, 2024 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter ended October 31, 2024.

For the three month period ended October 31, 2024, revenues decreased $24 million, or 24 percent, to $74.7 million compared to $98.7 million for the same quarter in the prior year. Net income/(loss) for the three month period ended October 31, 2024 was a loss of $9.5 million compared to break even for the same period in the prior year. Approximately $3.3 million of expenses were recorded during the second quarter related to debt modification, expensing of deferred financing costs and lender warrants after remeasurement. Basic and diluted income/(loss) per share for the three month period ended October 31, 2024 was a loss of $1.55, compared to $0.00 income per share for the same period in the prior year.

For the six month period ended October 31, 2024, revenues decreased $37.3 million, or 19 percent, to $159.5 million, compared to $196.8 million for the same period in the prior year. Net income/(loss) for the six month period ended October 31, 2024, was a net loss of $12.8 million, compared to net income of $0.3 million for the same period in the prior year. Approximately $3.3 million of expenses were recorded during the second quarter related to debt modification, expensing of deferred financing costs and lender warrants after remeasurement. Basic and diluted income/(loss) per share for the six month period ended October 31, 2024 was a loss of $2.08, compared to $0.05 income per share for the same period in the prior year.

Commenting on SigmaTron International Inc.’s second quarter fiscal 2025 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said “Unfortunately the softness we’ve seen in our revenue stream has continued during the second quarter. Sequentially, our first quarter for fiscal 2025 revenue was $84.8 million and for the second quarter, our revenue was $74.7 million. We currently expect the depressed revenue levels to continue for our third fiscal quarter, in part because of the holidays in December for North America and at the end of January in Asia. As you would expect, this level of revenue resulted in another loss for the second quarter, which included a non-cash charge for deferred financing and warrant expenses that totaled approximately $3.3 million.

On a positive note, the Company reported an operating profit in October, demonstrating that our restructuring efforts are now showing a significant impact. We continue to right-size our Company offering significant upside for the operations. The softness we continue to encounter was tied to the general economy and exacerbated by the supply chain volatility in the electronic component marketplace, with customers having overordered in the recent past because of the uncertainty related to acquiring certain components for the electronic assemblies. We believe that the excess inventory that was the result of this behavior has in large part been consumed, which should lead to overall demand increasing in 2025.

 “In the short term, we continue to see soft revenue in terms of our backlog. However, most of our customers are starting to indicate that they view calendar 2025 as a stronger and growing economy and expect the current trend to have bottomed out. We have seen this with several customers where some modest orders have been pulled in and there has been increased activity with new opportunities. It will still take a while to get to where we want to be but at least the current trend appears to be positive after the third quarter. In addition to right-sizing the Company, we have continued to remain focused on reducing inventory further. We made modest progress in that area in the second quarter, but we fully expect to see significant gains in our reduction efforts during the third quarter.

 “In our first quarter press release, I also mentioned that we were focused on activities to de-lever our balance sheet. I’m pleased to announce that on December 13, 2024, SigmaTron entered into a sale/leaseback of our Elk Grove Village property. We have signed a three-year lease with two one-year options on the property. From an accounting perspective, not only have we reduced our bank debt, but we will have a one-time capital gain of approximately $7 million to report in our third quarter results. We continue to look at other options for the Company strategically, with the assistance of Lincoln International. We continue to enjoy good relationships with our customers and supply chain and expect that to continue as we continue to go through the process.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Company and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elk Grove Village, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the impact of material weaknesses in internal controls over financial reporting; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; public health crises, including COVID-19 and variants; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions and the Israel-Hamas conflict; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
Frank Cesario
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2024	2023	2024	2023

Net sales	74,719,360	98,691,684	159,496,338	196,822,040

Cost of products sold	67,815,156	89,003,929	146,186,940	177,483,065

Gross profit	6,904,204	9,687,755	13,309,398	19,338,975

Selling and administrative expenses	6,370,511	6,613,634	12,994,377	13,456,439

Operating income	533,693	3,074,121	315,021	5,882,536

Change in fair value of warrants	(626,000)	-	(626,000)	-
Other expense	(4,701,108)	(2,702,193)	(6,969,383)	(5,402,644)

(Loss) income before income tax	(4,793,415)	371,928	(7,280,362)	479,892

Income tax benefit (expense)	(4,673,254)	(343,666)	(5,475,467)	(189,531)

Net (loss)/income	$(9,466,669)	$28,262	$(12,755,829)	$290,361

Net (loss)/income per common share - basic	$(1.55)	$0.00	$(2.08)	$0.05

Net (loss)/income per common share - diluted	$(1.55)	$0.00	$(2.08)	$0.05

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,119,288	6,190,696	6,119,288	6,166,524

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2024	2024

Assets:

Current assets	$160,920,235	175,902,619

Machinery and equipment-net	31,626,827	33,755,078

Deferred income taxes	-	4,432,210
Intangibles	816,538	979,188
Other assets	11,298,366	8,724,880

Total assets	$204,661,966	$223,793,975

Liabilities and stockholders' equity:

Current liabilities	$138,582,021	145,888,791

Long-term obligations	12,628,019	11,832,931

Stockholders' equity	53,451,926	66,072,253

Total liabilities and stockholders' equity	$204,661,966	$223,793,975